CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust and Putnam Global Natural Resources Fund:

We consent to the use of our reports, dated October 8, 2010, for Putnam Global Technology Fund, and dated October 12, 2010, for Putnam Global Consumer Fund, Putnam Global Energy Fund, Putnam Global Financials Fund, Putnam Global Industrials Fund, and Putnam Global Telecommunications Fund, each fund a series of Putnam Funds Trust, and dated October 12, 2010, for Putnam Global Natural Resources Fund, with respect to the financial statements included herein by reference and to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 22, 2010